Exhibit 10.25

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (this “Agreement”) is entered into by and between Roubik Gregorian (“Gregorian”) and Exar Corporation, on behalf of itself and each of its subsidiaries (collectively, the “Company”).

WHEREAS, Gregorian is currently employed by the Company as its Chief Executive Officer and President pursuant to the terms of an Employment Agreement, dated August 2, 2005 (the “Employment Agreement”);

WHEREAS, Gregorian’s employment with the Company terminated, effective February 22, 2007;

WHEREAS, the Company and Gregorian agree that, subject to Gregorian entering into this Agreement, Gregorian is entitled to receive the severance benefits provided for under Section 4.1 of the Employment Agreement;

WHEREAS, any capitalized terms that are not defined herein shall have the meaning set forth in the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Company and the Gregorian agree as follows:

1. Effective Date: This Agreement shall become effective on the eighth day after Gregorian delivers to the Company a fully-executed version of this Agreement without modification or revocation (the “Effective Date”).

2. Separation from Employment and Resignation from Board of Directors: The parties agree that Gregorian’s employment with the Company terminated, effective February 22, 2007 (the “Separation Date”). As of the Separation Date, by executing this Agreement, Gregorian agrees that he no longer holds the title of, or performs services as, the Company’s Chief Executive Officer, President or in any other position of employment with the Company. By executing this Agreement, Gregorian hereby confirms his resignation effective as of the Separation Date from his position as a member of the Company’s Board of Directors (the “Board”) and, to the extent applicable, as a member of the Board of Directors or as an officer of the Company’s subsidiaries.

3. Severance Benefits: Provided that Gregorian complies with the terms and conditions of this Agreement and his Proprietary Rights and Nondisclosure Agreement dated April 10, 1995 (the “Proprietary Rights Agreement” ) attached hereto as Exhibit A, Gregorian shall be entitled to receive the following severance benefits (collectively, the “Severance Benefits”):

a. Severance Pay. The Company shall pay Gregorian severance pay in the amount of $910,000, less standard withholdings and authorized deductions (the “Severance

Pay”). In accordance with Section 4.7 of the Employment Agreement, the Severance Pay will be paid to Gregorian on the first business day following the six month anniversary of the Separation Date.

b. Health and Welfare Benefits: Gregorian shall have the option to convert and continue health and dental insurance for himself and his eligible dependents after the Separation Date, as may be required or authorized by law under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). In the event Gregorian timely exercises his right to convert his health and dental insurance for himself and his eligible dependents, Gregorian will be responsible for paying the COBRA premiums and the Company shall reimburse Gregorian for the COBRA premiums for the period commencing on the Effective Date and ending on the earlier of: (i) the twenty-four (24) month anniversary of the Separation Date, or (ii) the maximum period of time the Company is required to provide Gregorian and his eligible dependants health continuation coverage under COBRA. Reimbursement shall be made as follows: (x) with respect to COBRA premiums paid by Gregorian and submitted to the Company for reimbursement during the first six months following the Separation Date, the Company shall reimburse Gregorian for all such premiums on the first business day following the six month anniversary of the Separation Date; and (y) following the six month anniversary of the Separation Date, the Company shall reimburse Gregorian for all COBRA premiums paid by Gregorian within fifteen (15) days of Gregorian submitting his invoice for paid COBRA premiums to the Company.

c. Stock Option Extended Exercise Period. As more fully described in Section 13 below, the exercise period of vested Options shall be extended until and expire on December 31,2007.

d. Mitigation: Gregorian will not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor will the amount of any payment provided for under this Agreement be reduced by any compensation earned by Gregorian as a result of employment by another employer or otherwise.

4. Termination Of Contractual Relationship: Except as arising out of this Agreement, the Proprietary Rights Agreement, [the Indemnity Agreement, dated September 30, 2002, (the “Indemnity Agreement”), the Restricted Stock Purchase Right Agreement, dated March 25, 2005 (the “RSPR Agreement”), and the Stock Option Agreements (the “Stock Option Agreements”) for the stock option grants, dated March 28, 2005, October 7,2004, September 10, 2003, April 15, 2003, February 20, 2003, September 5, 2002, May 18, 2002, January 17, 2002, April 24, 2001 and April 26, 2000 (collectively, the “Stock Option Grants”), the parties have no further contractual relationship and Gregorian will have no right to reinstatement with the Company or any subsidiary.

5. Transition Services: In accordance with Section 4.4 of the Employment Agreement, the parties agree that, for a period commencing on the day after the Separation Date and ending three months thereafter (the “Consulting Term”), Gregorian agrees that he will perform consulting services as reasonably requested from time to time by the Company’s Board of Directors or an executive officer of the Company to help transition his job duties and responsibilities to his successor. Nothing in this Agreement will in any way be construed to constitute Gregorian as an agent, employee or representative of the Company during the Consulting Term, and Gregorian will perform all services hereunder during the Consulting Term as an independent contractor. Gregorian acknowledges and agrees that Gregorian is obligated to report as income all compensation received by Gregorian pursuant to this Agreement during the Consulting Term, and Gregorian agrees (and acknowledges the obligation) to pay all self-employment and other taxes thereon. During the Consulting Term, the Company will pay Gregorian $1,000 per month for his services. In addition, all of Gregorian’s outstanding options, awards of restricted stock and other equity awards will continue to vest (to the extent not already vested and to the extent they would otherwise vest pursuant to the agreements relating to such awards) and in all other respects will remain subject to the terms and conditions of the agreements relating to such awards. During the Consulting Term, Gregorian acknowledges that Gregorian will no longer be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company and will not receive any additional benefits from the Company, except for the payments and benefits provided for in Sections 3, 5 and 13 of this Agreement.

6. No Other Compensation or Benefits: Except as expressly set forth herein in Sections 3, 5 and 13 of this Agreement, Gregorian acknowledges that he will not receive, and is not entitled to receive, any additional compensation, severance or benefits after the Separation Date. On the Separation Date or within 24 hours thereof, the Company shall pay Gregorian in full for all of his accrued wages and paid-time off that he earned through the Separation Date. Gregorian agrees to submit any business expenses that he incurred in the scope of his employment within fifteen (15) days following the Separation Date. The Company will reimburse Gregorian for all outstanding business expenses in accordance with the Company’s expense reimbursement policy.

7. No Admission of Liability Or Wrongdoing: This Agreement does not constitute an admission by the Company or Gregorian of any violation of federal, state or local law, ordinance or regulation or of any violation of the Company’s policies or procedures or of any liability or wrongdoing whatsoever. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of liability or wrongdoing by the Company or Gregorian. This Agreement may be introduced, however, in any proceeding to enforce the Agreement.

8. Releases:

a. Release by Gregorian. Except for those obligations of the Company created by or arising out of this Agreement, the Indemnity Agreement, the RSPR Agreement, the Proprietary Rights Agreement, and the Stock Option Agreements, Gregorian, on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its and their subsidiaries, parent, or affiliated partnerships and corporations, past and present, as well as each of its and their directors, officers, trustees, shareholders, members, partners, representatives, attorneys, assignees, successors, agents and employees, past and present, and each of them (individually and collectively, “Company Releasees”), from and with respect to any and all claims, wages, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected (collectively, “Claims”), arising out of or in any way connected with any acts or omissions committed or omitted by Company Releasees prior to the date of this Agreement, including but not limited to Gregorian’s employment and termination of employment with the Company, membership and termination of membership on the Board of Directors of the Company, or any other relationship with, interest in or termination of relationship with any Company Releasees, including without limiting the generality of the foregoing, any claim for wages, vesting, overtime, salary, severance pay, director compensation, commissions, bonus or similar benefit, car allowance, sick leave, pension, retirement, vacation pay, paid time off, life insurance, health or medical insurance, including coverage under the Company’s Executive Health Plan, or any other fringe benefit, or disability, or any Claim pursuant to any federal, state or local law, statute or cause of action including, but not limited to: the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the California Fair Employment and Housing Act, as amended; the California Family Rights Act; the California Labor Code; the Sarbanes-Oxley Act; tort law; contract law; wrongful discharge; discrimination; retaliation; harassment; fraud; defamation; emotional distress; breach of the implied covenant of good faith and fair dealing; or breach of the Executive Officer’s Change of Control Severance and Benefit Plan. Notwithstanding any provision of this Section 8, you shall not hereby release any right you may otherwise have to (i) vested benefits, if any, under the Company’s 401(k) plan, in accordance with the terms of that Plan, COBRA health care and dental care continuation coverage, life insurance conversion rights, unemployment compensation, workers’ compensation or disability insurance, or to (ii) indemnification by the Company pursuant to the Company’s certificate of incorporation, by-laws, and applicable law.

b. Release by the Company. Except for those obligations created or confirmed by or arising out of this Agreement, and except as provided below, the Company hereby covenants not to sue and releases and discharges Gregorian and his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them (“Gregorian Releasees”) from and with respect to any and all claims, agreements, obligations, losses, damages, injuries, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Gregorian’s employment, membership on the board of directors of the Company, or any other relationship with, interest in or termination of relationship with any Company Releasees with the Company, or any other occurrences, actions, omissions or claims whatsoever, known or unknown, suspected or unsuspected, which the Company now owns or holds or has at any time heretofore owned or held as against Gregorian, provided, however, that such release of Gregorian shall not extend to any claims, known or unknown, suspected or unsuspected, against Gregorian that arise out of facts which demonstrate that Gregorian engaged in reckless, fraudulent or intentional acts or omissions that (i) constitute a breach of fiduciary duty, (ii) constitute a crime under any federal, state, or local statute, law, ordinance or regulation, or (iii) give rise to a right of recovery by the Company under any applicable policies of insurance and as to which the insurer has a right to subrogation against Gregorian; and provided further, that the foregoing release shall not be construed to release Gregorian from any of his ongoing obligations under Sections 5, 11, 12, 14, 18, 19 or 21 of this Agreement, or Gregorian’s continuing obligations under the Stock Option Agreements, the RSPR Agreement and the Proprietary Rights Agreement, and nothing in this Section 8 shall be deemed in any way to waive, settle or release any of the Company’s rights under those Sections or agreements.

9. Section 1542 Waiver: In executing this Agreement, and except as expressly stated in this Agreement, Gregorian intends for it to be effective as a general release to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Gregorian hereby expressly waives any rights and benefits conferred by SECTION 1542 OF THE CALIFORNIA CIVIL CODE, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Gregorian acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist against Company Releasees, respectively, with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Gregorian hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Gregorian acknowledges that he understands the significance and consequence of such release and such specific waiver of SECTION 1542.

10. Waiver Of Age Discrimination Claims: Gregorian expressly acknowledges and agrees that, by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the ADEA which have arisen on or before the date of execution of this Agreement. Gregorian also expressly acknowledges and agrees that:

a.	In return for this Agreement, Gregorian will receive consideration, i.e., something of value, beyond that to which he was already entitled before entering into this Agreement;

b.	Gregorian is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement, and has done so;

c.	Gregorian is hereby informed that he has 21 days within which to consider whether to sign and accept the terms of this Agreement and that if he wishes to execute this Agreement prior to the expiration of such 21-day period, he will execute the Acknowledgment and Waiver attached hereto as Exhibit B;

d.	Nothing in this Agreement prevents or precludes Gregorian from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

e.	Gregorian is hereby informed that he has seven (7) days following the date he executes the Agreement in which to revoke it, and this Agreement will become null and void if Gregorian elects revocation during that time. To be valid and effective, any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Gregorian validly exercises his right of revocation, neither the Company nor Gregorian will have any obligations under this Agreement.

11. Proprietary Rights Agreement. Gregorian acknowledges that he has continuing obligations to the Company under the Proprietary Rights Agreement that remain in effect beyond the termination of his employment. A copy of the Proprietary Rights Agreement is attached hereto as Exhibit A and is expressly incorporated into this Agreement.

12. Return of Company Property and Proprietary Information: Gregorian acknowledges that, by no later than the Separation Date, he shall return to the Company all Company Property and Confidential Information that are in his possession, custody or control unless directed otherwise by the Company. For purposes of this Agreement, the term “Company Property” shall mean all personal computers, laptop computers, cellular telephones, security cards, keys, diskettes, personal digital assistants or pda’s, and other equipment or property owned by the Company that was provided to Gregorian during his employment. For purposes of this Agreement, the term “Confidential Information” shall have the same meaning as used in the Proprietary Rights Agreement. Gregorian further agrees to make a diligent search for any Company Property and Company documents or information in his possession or control prior to the Effective Date. In addition, (i) Gregorian will complete any forms necessary, including those of any banking institution, to remove his name from any list of Company authorized signatories, (ii) Gregorian will execute any requested letters of resignation with respect to the Company or its subsidiaries, and (iii) Gregorian shall otherwise assist the Company in taking all actions required to confirm that all Company property has been returned and that full ownership of all Company property is vested solely in the Company. Notwithstanding the foregoing restrictions, Gregorian shall be entitled to maintain possession of certain documents, information and correspondence that Gregorian received or maintained as a member of the Board of Directors (the “Board Materials”), provided, however, that Gregorian shall provide the Company on or before the Effective Date access to review and copy all Board Materials in his possession and Gregorian agrees that he shall not use the Board Materials for any purpose other than in connection with responding truthfully to a subpoena, court or arbitral order or governmental investigation, or in order to defend himself against any claim or obligation asserted against Gregorian in his capacity as a member of the Board of Directors of the Company, provided, further that Gregorian (i) provides written notice to the Company within 48 hours of receiving any such order, subpoena or request for information from any governmental agency and (ii) cooperates with the Company to the extent the Company elects to object to such subpoena, court order, or governmental investigation.

13. Equity:

a. Stock Options: The parties agree that Gregorian has options to purchase 846,000 shares of the Company’s Common Stock (the “Options”) as follows:

Grant Date	Plan/Type	# of Shares	Price	Outstanding/ Unreleased	Vested	Unvested
3/24/05	97EE/NQ	200,000	13.52	200,000	91,667	108,533
10/4/05	97EE/ISO	26,064	15.345	26,064	26,064	0
10/4/04	97EE/NQ	73,936	15.345	73,936	73,936	0
9/4/03	00EE/NQ	60,000	15.83	60,000	60,000	0
4/2/03	00EE/NQ	50,000	13.34	50,000	37,500	12,500
12/5/02	00EE/NQ	12,000	12.32	12,000	12,000	0
9/5/02	00EE/NQ	80,000	13.52	80,000	80,000	0
5/17/02	00EE/NQ	100,000	24.375	100,000	100,000	0
12/5/01	00EE/NQ	24,000	22.925	24,000	24,000	0
4/23/01	00EE/NQ	120,000	27.15	120,000	120,000	0
4/3/00	97EE/ISO	3,018	30.563	3,018	3,018	0
4/3/00	97EE/NQ	96,982	30.63	96,982	96,982	0

As set forth above, of the 846,000 shares of Common Stock subject to the Options, 725,167 shares are currently vested and 120,833 shares are unvested. Assuming that Gregorian performs services for the Company as a consultant through the Consulting Term, Gregorian shall vest an additional 25,000 shares of Common Stock subject to the Options as set forth above and in Section 5 of this Agreement. Any unvested shares as of termination of the Consulting Term shall terminate, and Gregorian will have no further rights with respect thereto. The exercise period of vested Options as of termination of the Consulting Term shall be extended until and expire on December 31, 2007.

b. Restricted Stock: Gregorian acknowledges that, on March 24, 2005, the Company granted Gregorian thirty thousand (30,000) shares of restricted Common Stock at a purchase price of $.0001 per share (the “Restricted Stock Grant”). The Restricted Stock Grant is subject to a repurchase right by the Company, which lapses as to one-third (1/3) of the shares each year, beginning on March 24, 2006, subject to Gregorian’s continued service to the Company through each such date. The Restricted Stock Grant was issued under, and will continue to be subject to the terms of, the Company’s 1997 Equity Incentive Plan (the “Incentive Plan”) and the Grant of Restricted Stock Purchase Right Agreement (“RSPR Agreement”) entered into between Gregorian and the Company, each of which is incorporated by reference herein. Accordingly, assuming Gregorian performs consulting services through the termination of the Consulting Term, Gregorian will have a vested right to 20,000 shares of the Restricted Stock Grant. Gregorian acknowledges that (i) the remaining 10,000 shares of the Restricted Stock Grant shall remain unvested and Gregorian shall have no further right to vest in these 10,000 shares of the Restricted Stock Grant following the expiration of the Consulting Term; and (ii) the Company shall have the right to repurchase the 10,000 unvested shares of Restricted Stock Grant in accordance with terms of the Incentive Plan and the RSPR Agreement.

c. No Further Rights: Except as set forth in this Section 13 and Section 5 above, Gregorian acknowledges and agrees that, he shall have no further right or benefits under any agreement to receive or acquire any security or derivative security in or with respect to the Company or any Company Releasee.

14. Warranty of Noninterference With Company Operations: For a period of two years following the Separation Date, Gregorian shall not, directly or indirectly, for his own account or for the account of any other person or entity (other than the Company):

a. solicit, encourage, or induce any person who is employed by or otherwise engaged to perform services for the Company to terminate their employment or engagement with the Company; or

b. use the Company’s proprietary, confidential and/or trade secret information, including any Confidential Information, to induce, attempt to induce or knowingly encourage any Customer of the Company to divert any business or income from the Company, or to stop or alter the manner in which they are then doing business with the Company. For purposes of this Agreement, “Customer” shall mean any individual or business firm or entity that is, or within the prior 24 months was, a customer or client of the Company, or whose business was actively solicited by the Company within the prior twelve (12) months; or

c. take any actions or make any statements that purports to bind the Company in any manner, or interferes with or harms the Company’s existing or prospective relationships with the Company’s customers, vendors, lawyers, bankers, investors, directors, or other business relationships.

15. Non-Disparagement: Gregorian agrees that he shall not make any disparaging remarks, or any remarks that could reasonably be construed as disparaging, whether orally or in writing, regarding the Company or its officers, directors, trustees, employees, partners, owners, affiliates, or agents, in any manner that is intended to be harmful to them or their business, business reputation or personal reputation, including but not limited to statements to the media, former and present employees, consultants or customers of the Company, or existing or potential investors of the Company. The Company agrees that its officers and directors will not make any disparaging remarks, or any remarks that could reasonably be construed as disparaging, whether orally or in writing, regarding Gregorian that is intended to be harmful to Gregorian’s business or personal reputation, including but not limited to statements to the media, former and present employees, future or potential employers, consultants, customers of the Company, or existing or potential investors of the Company. Nothing in Section 15 is intended to prohibit Gregorian, on the one hand, or the Company or any of its officers or directors, on the other hand, from testifying or responding truthfully in response to any court order, arbitral order, subpoena or government investigation, provided that the disclosing party: (i) provides written notice to the non-disclosing party within 48 hours of receiving any such order, subpoena or request for information from any governmental agency and (ii) cooperates with the non-disclosing party to the extent the non-disclosing party elects to object to such subpoena, court order, or governmental investigation.

16. Professional Services: The Company agrees to reimburse Gregorian for up to five thousand dollars for costs incurred by him for obtaining professional services up to and including the Separation Date in accordance with and subject to Section 3.6(e) of the Employment Agreement, provided that the Company agrees that Gregorian’s costs incurred in connection with this Agreement shall be reimbursable pursuant thereto up to the aggregate limit for all professional services set forth therein.

17. Warranty of No Other Actions: Gregorian hereby represents and warrants to the Company that he has not filed any lawsuit or administrative action against the Company or any other Company Releasee with any court, arbitration proceeding or governmental agency.

18. Assignments: The parties warrant and represent that they have not assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and each party hereto shall defend, indemnify and hold harmless the other from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns. The Company may assign this Agreement, including any and all rights under this Agreement, without notice in its sole discretion. This Agreement is personal to Gregorian and may not be assigned, in whole or in part, by Gregorian.

19. Waivers: No waiver of any provision or consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and, then, only to the specific purpose, extent and instance so provided.

20. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in the State of California and without regard to conflicts of laws doctrines.

21. Arbitration: Any controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions shall be resolved in accordance with Section 7.9 of the Employment Agreement.

22. Authority: The Company represents and warrants that all corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement have been taken.

23. Severability: If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application and, therefore, the provisions of this Agreement are declared to be severable.

24. Entire Agreement: With the exception of the Stock Option Agreement, the RSPR Agreement, the Indemnity Agreement, the Stock Option Grants, the Proprietary Rights Agreement, and Sections 4.2, 6, 7.3, 7.4, 7.6. 7.7, 7.8, 7.9, 7.10, 7.11 of the Employment Agreement, this instrument constitutes and contains the entire agreement and understanding concerning Gregorian’s employment and the other matters addressed. The parties intend it as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and agreements, proposed or otherwise, whether written or oral, between the parties concerning the subject matters, and expressly supersedes and eliminates any rights Gregorian may have under the Executive Health Plan and the Executive Officers’ Change in Control Severance and Benefit Plan. This is a fully integrated document. This Agreement may be modified only with a written instrument executed by both parties.

25. Voluntary Counsel: Gregorian agrees and acknowledges that he has read and understood this Agreement prior to signing it, has entered into this Agreement freely and voluntarily and has had the opportunity to receive legal advice from counsel of his own choosing prior to entering into this Agreement.

26. Notices: All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by telecopy or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the Company or to Gregorian, as applicable, as follows:

To the Company:

Attn: Secretary

Exar Corporation

48720 Kato Road

Fremont, CA 94538

Fax: 510-668-7002

w/ copies to

Attn: Warren Lazarow

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, California 94010

Fax: 650-473-2601

To Gregorian:

Roubik Gregorian

18867 Montewood Ct

Saratoga, CA 95070

Fax: 408 395 6913

27. Section Headings: Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning of interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as of the date first above written.

/s/ ROUBIK W. GREGORIAN		Dated: March 8, 2007
ROUBIK W. GREGORIAN

EXAR CORPORATION

By:	/s/ Richard Leza	Dated: Feb. 22, 2007
Richard Leza
Chairman of the Board
EXAR CORPORATION

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT B

ACKNOWLEDGMENT AND WAIVER

I, Roubik Gregorian, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

EXECUTED this 8 day of March 2007, at Alameda County, California.

/s/ ROUBIK GREGORIAN
ROUBIK GREGORIAN

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